WHEELING-PITTSBURGH SUBSIDIARIES
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CONSUMERS MINING COMPANY, a Pennsylvania corporation
CHAMPION METAL PRODUCTS, INC., a Delaware corporation
MINGO OXYGEN COMPANY, an Ohio corporation
PITTSBURGH-CANFIELD CORPORATION, a Pennsylvania corporation WHEELING-PITTSBURGH STEEL CORPORATION, a Delaware corporation WHEELING-CONSTRUCTION PRODUCTS, INC., a Delaware corporation WHEELING-EMPIRE COMPANY, a Delaware corporation
WP STEEL VENTURE CORPORATION, a Delaware corporation WHEELING-PITTSBURGH FUNDING, INC., a Delaware corporation
W-P COAL COMPANY, a West Virginia corporation
MONESSEN SOUTHWESTERN RAILWAY COMPANY, a Pennsylvania corporation